Exhibit 99.1

FIDELITY D & D BANCORP, INC.

FOR IMMEDIATE RELEASE

Date:  October 25, 2017

Contacts:

Daniel J. Santaniello	Salvatore R. DeFrancesco, Jr.
President and Chief Executive Officer	Treasurer and Chief Financial Officer
570-504-8035	570-504-8000

FIDELITY D & D BANCORP, INC.

REPORTS THIRD QUARTER 2017 FINANCIAL RESULTS

Dunmore, PA – Fidelity D & D Bancorp, Inc.  (NASDAQ: FDBC) and its banking subsidiary Fidelity Deposit and Discount Bank,  announced net income for the quarter ended September 30, 2017 of $2.2 million, or $0.60 diluted earnings per share,  compared to $2.0 million, or $0.55 diluted earnings per share, for the quarter ended September 30, 2016.  The $0.2 million, or 9%, improvement resulted from $0.6 million higher net interest income combined with $0.2 million more non-interest income and a $0.1 million lower provision for income taxes, partially offset by $0.6 million higher operating expenses and a $0.2 million increase in the provision for loan losses.    The Company continued to grow core deposits to fund loans and also pay down $29.4 million in short-term borrowings.  Return on average assets (ROA) and return on average equity (ROE) were 1.03% and 10.36%, respectively, for the third quarter of 2017 and 1.07% and 9.99%, respectively, for the third quarter of 2016.

“We are very pleased with the third quarter financial results and the continued growth in the Company’s financial performance,” stated Daniel J. Santaniello, President and Chief Executive Officer.  “The strong results are reflective of the Fidelity Banker's commitment to building relationships and partnering with our clients to achieve financial success. We continue to increase deposits, loans, and non-interest income, while effectively managing expenses.”

Net income increased $0.7 million, or 13%, for the nine months ended September 30, 2017 to $6.4 million from $5.7 million for the same 2016 period.  The year-to-date increase was primarily driven by $79.1 million growth in average interest-earning assets, which led to a $2.1 million increase in net interest income.  In conjunction with the higher net interest income, the Company increased non-interest income by $0.7 million,  more than offsetting $1.7 million in additional non-interest expenses and a $0.3 million higher provision for loan losses.  Earnings per share on a diluted basis were $1.72 and $1.54 for the nine months ended September 30, 2017 and 2016, respectively.

On August 15, 2017, the Company declared a three-for-two stock split effected in the form of a 50%  stock dividend on its common stock outstanding to shareholders of record as of September 18, 2017 and distributed on September 28, 2017.  All share and per share information included in this earnings release for all periods has been retroactively adjusted to reflect this stock split.

Third Quarter Operating Results Overview

Net interest income was $7.0 million for the third quarter of 2017, a $0.6 million, or 10%, increase over the  $6.4 million earned for the third quarter of 2016.    The net interest income growth resulted from a $90.3 million increase in the average balance of interest-earning assets which increased interest income by $1.0 million for the 2017 period despite the yield on interest-earning assets remaining unchanged at 4.11%.  Commercial and floating residential loan yields benefited from 75 basis points in short term rate increases by the Federal Reserve since the third quarter of 2016,  and mitigated the effect of lower yields earned on indirect consumer loans which experienced the most growth in the loan portfolio.  Partially offsetting the increase in interest income, interest expense increased $0.3 million as the average balance of interest-bearing deposits and average borrowings increased $36.6 million and $39.5 million, respectively. The rate paid on these higher balances of interest bearing liabilities increased 14 basis points which resulted in lower interest rate spread and margin.

The provision for loan losses increased $0.2 million to $0.4 million for the third quarter of 2017 from $0.2 million for the third quarter of 2016.  This increase was in response to loan growth and trending risks associated with certain macroeconomic and other business factors.   These factors include a trend of decreasing fair market values in Scranton/Wilkes-Barre urban real estate markets and the various potential regulatory and other impacts associated with the Company's growing asset size.

Total other income was $2.2 million for the third quarter of 2017 and $2.0 million for the third quarter of 2016.  The $0.2 million, or 11%, increase in other income was primarily due to $0.1 million higher trust fee income, $0.1 million higher earnings on bank-owned life insurance (BOLI) and a $0.1 million increase in interchange fees. These increases were partially offset by $0.1 million lower gains on loan sales resulting from fewer loans sold.

Other expenses increased $0.6 million, or 12%, for the third quarter of 2017 to $6.0 million from $5.4 million for the same 2016 period.  The increase was primarily due to $0.3 million higher salaries and benefits expenses due to normal salary increases, additional incentive compensation and expenses related to a post-retirement benefit plan implemented during the first quarter of 2017.  Other items that contributed to the increase in other expenses were $0.1 million more advertising and marketing expenses, $0.1 million higher professional fees and $0.1 million in additional collection expenses.

The provision for income taxes decreased $0.1 million, or 15%, from $0.8 million for the third quarter of 2017 to $0.7 million for the same 2016 period.  The decrease was largely in part due to tax deductions for the third quarter of 2017 related to the excess tax benefit realized from the increase in the fair value of stock options exercised.  There were 16,472 stock options exercised during the third quarter of 2017 that were set to expire in December 2017 and there were no stock options exercised during the third quarter of 2016.

Consolidated Year-To-Date Operating Results Overview

Net interest income was $20.8 million for the nine months ended September 30, 2017 compared to $18.7 million for the nine months ended September 30, 2016.  The $2.1 million, or 11%, improvement was the result of earnings from a  higher average balance of interest-earning assets which offset higher interest expense on larger average borrowings and interest-bearing liabilities.  The loan portfolio caused the largest impact producing $1.9 million more in interest income from $64.2 million in higher average loan balances.  The investment portfolio also contributed $0.9 million in additional earnings, primarily from a larger average balance of higher-yielding mortgage-backed securities.  On the liability side, $63.4 million in additional interest-bearing liabilities resulted in $0.6 million higher interest expense.    As a result of the rates paid on interest-bearing liabilities increasing faster than the yields earned on interest earning assets, net interest spread was 3.58% for the first nine months of 2017, or one basis point lower than the 3.59% recorded for the first nine months of 2016.    Due to the growth of $17.6 million in average non-interest bearing deposits mitigating the cost of funds increase to only seven basis points, the Company increased net interest margin by one basis point to 3.72% for the nine months ended September 30, 2017 from 3.71% for the same 2016 period.

For the nine months ended September 30, 2017, the provision for loan losses was $0.9 million compared to $0.6 million for the same 2016 period.  The $0.3 million increase in the provision was due to loan growth and certain macroeconomic and other business factors.  These factors included the impact of rising interest rates on commercial real estate values; higher default rates and decreasing fair market values of Scranton/Wilkes-Barre urban residential real estate; and various potential regulatory and other impacts  associated with the Company’s growing asset size.    The improving asset quality during 2017 supported a decrease in the allowance for loan losses as a percentage of total loans which fell to 1.47% at September 30, 2017 compared to 1.61% at September 30, 2016.

Total other income for the nine months ended September 30, 2017 was $6.5 million, an increase of $0.7 million, or 12%, from $5.8 million for the nine months ended September 30, 2016.  The increase in other income was comprised of the following: $0.2 million in trust income, $0.2 million earnings on BOLI,  $0.1 million deposit service charges,  $0.1 million in interchange fees, $0.1 million gains on loan sales and $0.1 million fees and other revenue. These increases were partially offset by $0.1 million less service charges on loans.  The increase in trust income was primarily the result of the planned assumption of the trust accounts of another bank and the higher earnings from bank-owned life insurance were due to the purchase of additional BOLI, both occurring earlier this year.  Deposit service charges increased as customer overdraft charges for the first nine months of 2017 outpaced the same period last year.

Other expenses increased to $17.9 million for the nine months ended September 30, 2017, an increase of $1.7 million from $16.2 million for the nine months ended September 30, 2016.  The largest driver of this increase was a $0.9 million increase in salaries and employee benefits expense due to normal salary increases and the hiring of more full-time equivalent employees, additional incentives and expenses from the post-retirement benefit plan.  Other expenses that contributed to the increase in other expenses were: $0.2 million increase in premises and equipment expense, $0.2 million more advertising and marketing expense, $0.2 million in additional professional services expenses, a $0.2 million increase in data processing expense and $0.1 million increase in automated transaction processing expense from updating customer debit cards with the new chip technology and increased debit card activity.  These increases were partially offset by a $0.1 million lower FDIC assessment and $0.1 million less PA shares tax expense.

Consolidated Balance Sheet & Asset Quality Overview

The Company’s total assets increased approximately $85.4 million, or 11%, to $878.3 million at September 30, 2017 from $792.9 million at December 31, 2016.  This asset growth resulted primarily from $35.7 million net growth in the loan portfolio and a $22.0 million increase in securities along with $16.0 million higher cash balances and an additional $8.4 million of bank owned life insurance.  Asset growth was mostly funded by $45.1 million increase in deposits, with additional funding provided by $23.7 million of debt,  $8.7 million in additional short-term borrowings and $5.7 million higher shareholders' equity.  The Company continued to focus on increasing assets using its relationship management strategy to grow deposits and achieve profitable returns.

Total non-performing assets were $6.7 million, or 0.76% of total assets, at September 30, 2017 compared to $10.5 million, or 1.33% of total assets, at December 31, 2016.  This $3.8 million decrease in non-performing assets was due to the payoff of one commercial real estate loan on non-accrual status during the third quarter of 2017.  Nonetheless, net charge-offs to average total loans decreased to 0.20% at September 30, 2017 compared to 0.21% at December 31, 2016.

Shareholders’ equity increased $5.7 million, or 7%, to $86.3 million at September 30, 2017 from $80.6 million at December 31, 2016 due principally from $6.4 million in net income and a  $0.5 million, after tax, improvement in net unrealized gains from the investment portfolio.  An additional $1.0 million was recorded from issuance of common stock under the Company’s stock plans and stock based compensation expense, partially offset by $2.3 million in cash dividends paid to shareholders.  The Company remains well capitalized and is positioned for continued growth with total shareholders’ equity at 9.82% of total assets at September 30, 2017.  Book value per share was $23.13 at September 30, 2017 compared to $21.91 at December 31, 2016.

Fidelity D & D Bancorp, Inc. has built a strong history as trusted financial advisors to the customers served by The Fidelity Deposit and Discount Bank, and is proud to be an active member of the community of Northeastern Pennsylvania.  The Company serves Lackawanna and Luzerne Counties through The Fidelity Deposit and Discount Bank’s 10 community banking office locations providing personal and business banking products and services, including wealth management assistance through fiduciary activities with the Bank’s full trust powers; as well as offering a full array of asset management services.  The Bank provides 24 hour, 7 day a week service to customers through branch offices, online at www.bankatfidelity.com, and through the Customer

Care Center at 800-388-4380.  The Bank's deposits are insured by the Federal Deposit Insurance Corporation up to the full extent permitted by law.

Forward-looking statements

Certain of the matters discussed in this press release constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.  The words “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” and similar expressions are intended to identify such forward-looking statements.

The Company’s actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation:

▪	the effects of economic conditions on current customers, specifically the effect of the economy on loan customers’ ability to repay loans;
▪	the costs and effects of litigation and of unexpected or adverse outcomes in such litigation;
▪	the impact of new or changes in existing laws and regulations, including the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the regulations promulgated there under;
▪	impacts of the capital and liquidity requirements of the Basel III standards and other regulatory pronouncements, regulations and rules;
▪	governmental monetary and fiscal policies, as well as legislative and regulatory changes;
▪	effects of short- and long-term federal budget and tax negotiations and their effect on economic and business conditions;
▪	the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Financial Accounting Standards Board and other accounting standard setters;
▪

the risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities and interest rate protection agreements, as well as interest rate risks;

▪

the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in our market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the internet;

▪	technological changes;
▪

the interruption or breach in security of our information systems and other technological risks and attacks resulting in failures or disruptions in customer account management, general ledger processing and loan or deposit updates and potential impacts resulting therefrom including additional costs, reputational damage, regulatory penalties, and financial losses;

▪	acquisitions and integration of acquired businesses;
▪	the failure of assumptions underlying the establishment of reserves for loan losses and estimations of values of collateral and various financial assets and liabilities;
▪	volatilities in the securities markets;
▪	acts of war or terrorism;
▪	disruption of credit and equity markets; and
▪	the risk that our analyses of these risks and forces could be incorrect and/or that the strategies developed to address them could be unsuccessful.

The Company cautions readers not to place undue reliance on forward-looking statements, which reflect analyses only as of the date of this release.  The Company has no obligation to update any forward-looking statements to reflect events or circumstances after the date of this release.

For more information please visit our investor relations web site located through www.bankatfidelity.com.

FIDELITY D & D BANCORP, INC.

Unaudited Condensed Consolidated Balance Sheets

(dollars in thousands)

At Period End:	September 30, 2017	December 31, 2016
Assets
Total cash and cash equivalents	$41,881	$25,843
Investment securities	151,995	130,037
Federal Home Loan Bank stock	2,543	2,606
Loans and leases	636,096	600,348
Allowance for loan losses	(9,356)	(9,364)
Premises and equipment, net	16,899	17,164
Life insurance cash surrender value	19,857	11,435
Other assets	18,351	14,875

Total assets	$878,266	$792,944

Liabilities
Non-interest-bearing deposits	$185,858	$211,153
Interest-bearing deposits	562,719	492,306
Total deposits	748,577	703,459
Short-term borrowings	12,920	4,223
Long-term debt	23,704	-
Other liabilities	6,781	4,631
Total liabilities	791,982	712,313

Shareholders' equity	86,284	80,631

Total liabilities and shareholders' equity	$878,266	$792,944

Average Year-To-Date Balances:	September 30, 2017	December 31, 2016
Assets
Total cash and cash equivalents	$14,303	$23,801
Investment securities	154,331	129,679
Loans and leases, net	618,728	559,538
Premises and equipment, net	17,015	16,584
Other assets	34,744	26,244

Total assets	$839,121	$755,846

Liabilities
Non-interest-bearing deposits	$167,313	$152,826
Interest-bearing deposits	529,305	505,079
Total deposits	696,618	657,905
Short-term borrowings	33,960	13,044
Long-term debt	19,096	-
Other liabilities	6,021	5,120
Total liabilities	755,695	676,069

Shareholders' equity	83,426	79,777

Total liabilities and shareholders' equity	$839,121	$755,846

FIDELITY D & D BANCORP, INC.

Unaudited Condensed Consolidated Statements of Income

(dollars in thousands)

	Three Months Ended		Nine Months Ended
	Sep. 30, 2017	Sep. 30, 2016	Sep. 30, 2017	Sep. 30, 2016
Interest income
Loans and leases	$6,892	$6,155	$20,045	$18,150
Securities and other	1,036	851	3,103	2,307

Total interest income	7,928	7,006	23,148	20,457

Interest expense
Deposits	742	580	1,971	1,727
Borrowings and debt	140	5	386	30

Total interest expense	882	585	2,357	1,757

Net interest income	7,046	6,421	20,791	18,700

Provision for loan losses	(375)	(225)	(925)	(650)
Other income	2,248	2,024	6,484	5,811
Other expenses	(6,035)	(5,409)	(17,883)	(16,166)
Provision for income taxes	(658)	(776)	(2,078)	(2,031)
Net income	$2,226	$2,035	$6,389	$5,664

	Three Months Ended
	Sep. 30, 2017	Jun. 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sep. 30, 2016
Interest income
Loans and leases	$6,892	$6,783	$6,370	$6,212	$6,155
Securities and other	1,036	1,071	996	826	851

Total interest income	7,928	7,854	7,366	7,038	7,006

Interest expense
Deposits	742	643	586	582	580
Borrowings and debt	140	144	102	19	5

Total interest expense	882	787	688	601	585

Net interest income	7,046	7,067	6,678	6,437	6,421

Provision for loan losses	(375)	(225)	(325)	(375)	(225)
Other income	2,248	2,131	2,105	2,194	2,024
Other expenses	(6,035)	(6,051)	(5,797)	(5,489)	(5,409)
Provision for income taxes	(658)	(739)	(681)	(738)	(776)
Net income	$2,226	$2,183	$1,980	$2,029	$2,035

FIDELITY D & D BANCORP, INC.

Unaudited Condensed Consolidated Balance Sheets

(dollars in thousands)

At Period End:	Sep. 30, 2017	Jun. 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sep. 30, 2016
Assets
Total cash and cash equivalents	$41,881	$14,877	$29,116	$25,843	$31,440
Investment securities	151,995	153,405	154,223	130,037	128,765
Federal Home Loan Bank stock	2,543	4,028	2,467	2,606	1,201
Loans and leases	636,096	637,710	623,130	600,348	573,898
Allowance for loan losses	(9,356)	(9,406)	(9,548)	(9,364)	(9,196)
Premises and equipment, net	16,899	16,833	17,026	17,164	16,497
Life insurance cash surrender value	19,857	19,699	19,542	11,435	11,346
Other assets	18,351	18,322	16,730	14,875	16,472

Total assets	$878,266	$855,468	$852,686	$792,944	$770,423

Liabilities
Non-interest-bearing deposits	$185,858	$174,909	$190,482	$211,153	$160,129
Interest-bearing deposits	562,719	532,526	543,444	492,306	511,678
Total deposits	748,577	707,435	733,926	703,459	671,807
Short-term borrowings	12,920	34,455	14,699	4,223	10,996
Long-term debt	23,704	23,704	17,000	-	-
Other liabilities	6,781	5,738	4,868	4,631	6,061
Total liabilities	791,982	771,332	770,493	712,313	688,864

Shareholders' equity	86,284	84,136	82,193	80,631	81,559

Total liabilities and shareholders' equity	$878,266	$855,468	$852,686	$792,944	$770,423

Average Quarterly Balances:	Sep. 30, 2017	Jun. 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sep. 30, 2016
Assets
Total cash and cash equivalents	$15,152	$13,221	$14,529	$16,435	$21,166
Investment securities	154,867	158,443	149,627	130,971	130,301
Loans and leases, net	631,938	620,850	603,078	574,283	562,429
Premises and equipment, net	16,977	16,946	17,124	16,780	16,468
Other assets	37,969	36,447	29,725	26,651	26,594

Total assets	$856,903	$845,907	$814,083	$765,120	$756,958

Liabilities
Non-interest-bearing deposits	$173,627	$163,869	$164,340	$162,065	$155,516
Interest-bearing deposits	542,271	535,697	509,588	499,087	505,673
Total deposits	715,898	699,566	673,928	661,152	661,189
Short-term borrowings	25,086	37,410	39,545	16,606	9,266
Long-term debt	23,704	19,873	13,600	-	-
Other liabilities	6,942	5,603	5,501	5,950	5,409
Total liabilities	771,630	762,452	732,574	683,708	675,864

Shareholders' equity	85,273	83,455	81,509	81,412	81,094

Total liabilities and shareholders' equity	$856,903	$845,907	$814,083	$765,120	$756,958

FIDELITY D & D BANCORP, INC.

Selected Financial Ratios and Other Data

	Three Months Ended
	Sep. 30, 2017	Jun. 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sep. 30, 2016
Selected returns and financial ratios
Basic earnings per share	$0.60	$0.58	$0.54	$0.55	$0.55
Diluted earnings per share	$0.60	$0.58	$0.54	$0.55	$0.55
Dividends per share	$0.21	$0.21	$0.21	$0.26	$0.19
Yield on interest-earning assets (FTE)	4.11%	4.16%	4.08%	4.07%	4.11%
Cost of interest-bearing liabilities	0.59%	0.53%	0.50%	0.46%	0.45%
Net interest spread	3.52%	3.63%	3.58%	3.61%	3.66%
Net interest margin	3.67%	3.76%	3.72%	3.73%	3.78%
Return on average assets	1.03%	1.04%	0.99%	1.06%	1.07%
Return on average equity	10.36%	10.49%	9.85%	9.92%	9.99%
Efficiency ratio	62.07%	62.10%	64.33%	61.23%	61.85%
Expense ratio	1.72%	1.80%	1.88%	1.69%	1.77%

	Nine Months Ended
	Sep. 30, 2017	Sep. 30, 2016
Basic earnings per share	$1.72	$1.54
Diluted earnings per share	$1.72	$1.54
Dividends per share	$0.62	$0.57
Yield on interest-earning assets (FTE)	4.12%	4.04%
Cost of interest-bearing liabilities	0.54%	0.45%
Net interest spread	3.58%	3.59%
Net interest margin	3.72%	3.71%
Return on average assets	1.02%	1.01%
Return on average equity	10.24%	9.55%
Efficiency ratio	62.79%	63.75%
Expense ratio	1.79%	1.84%

Other financial data	At period end:
	Sep. 30, 2017	Jun. 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sep. 30, 2016
Book value per share	$23.13	$22.70	$22.18	$21.91	$22.16
Equity to assets	9.82%	9.84%	9.64%	10.17%	10.59%
Allowance for loan losses to:
Total loans	1.47%	1.48%	1.54%	1.57%	1.61%
Non-accrual loans	2.42x	1.44x	1.22x	1.27x	1.57x
Non-accrual loans to total loans	0.61%	1.02%	1.26%	1.23%	1.02%
Non-performing assets to total assets	0.76%	1.11%	1.28%	1.33%	1.32%
Net charge-offs to average total loans	0.20%	0.16%	0.09%	0.21%	0.23%

Capital Adequacy Ratios
Total risk-based capital ratio	14.75%	14.50%	14.48%	14.90%	15.35%
Common equity tier 1 risk-based capital ratio	13.50%	13.25%	13.22%	13.62%	14.08%
Tier 1 risk-based capital ratio	13.50%	13.25%	13.22%	13.62%	14.08%
Leverage ratio	9.80%	9.68%	9.87%	10.32%	10.29%